Exhibit 10.1

THIRTEENTH AMENDMENT TO LEASE

1.	PARTIES
1.1

THIS AGREEMENT made the 24th day of October, 2017 is between MACK-CALI REALTY, L.P. ("Lessor") whose address is c/o MackCali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 and MOVADO GROUP, INC.  ("Lessee"), whose address is 650 From Road, Ste. 375, Paramus, NJ 07652-3556.

2.	STATEMENT OF FACTS
2.1

Lessor and Lessee entered into a Lease dated December 21, 2000, as amended by First Amendment to Lease dated December 21, 2000, Second Amendment to Lease dated July 26, 2001, Third Amendment to Lease dated November 6, 2001, Fourth Amendment to Lease dated March 15, 2002,  Fifth Amendment to Lease dated October 20, 2003, Sixth Amendment to Lease dated August 2, 2005, Seventh Amendment to Lease dated February 4, 2008, letter agreement dated February 14, 2008, Eighth Amendment to Lease dated August 18, 2008, and a Ninth Amendment to Lease dated November 25, 2008, Tenth Amendment to Lease dated March 10, 2011, Eleventh Amendment to Lease dated July 12, 2013 and Twelfth Amendment to Lease dated November 5, 2013 (hereinafter collectively, the "Lease") covering 98,326 gross rentable square feet on the third (3rd) and fourth (4th) floors (“Premises”) in the building located at Mack Centre II, One Mack Drive, Paramus, New Jersey ("Building"); and

2.2	The Expiration Date of the Lease is June 30, 2018; and
2.3

The parties desire to extend the Term of the Lease applicable to only that portion of the Premises consisting of 90,050 gross rentable square feet on the third (3rd) and fourth (4th) floors (defined as the “Existing Premises” in the Eleventh Amendment to Lease and Twelfth Amendment to Lease) and shown on Exhibit A attached hereto and made a part hereof,  for a period to commence on July 1, 2018, so that the Term applicable to the balance of the Premises consisting of 8,276 gross rentable square feet on the fourth floor of the Building (defined as the “Expansion Premises” in the Eleventh Amendment to Lease and Twelfth Amendment to Lease and shown on Exhibit A to the Eleventh Amendment to Lease), and shown on Exhibit A attached hereto and made a part hereof,  not being renewed by Tenant, shall expire on June 30, 2018; and

2.4	The parties desire to amend certain terms of the Lease as set forth below.
3.	AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Lessor and Lessee agree as follows:

3.1	The above recitals are incorporated herein by reference.
3.2	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.
3.3

The Term of the Lease applicable to the Existing Premises shall be extended for a twelve (12) year period commencing on July 1, 2018 and expiring at 11:59 p.m. on June 30, 2030 (“Extension Term”). The Expiration Date shall be, and the Term shall end on, June 30, 2030 and Paragraphs 9 and 17 of the Preamble to the Lease shall be deemed amended accordingly.

3.4

Lessor hereby leases to Lessee and Lessee hereby hires from Lessor the Existing Premises in its “AS-IS” condition for the Extension Term, as defined herein, under the terms and conditions set forth in the Lease as amended by this Agreement.  Lessor shall have no obligation to perform any tenant improvement work in the Existing Premises, except that Lessor shall, at its sole cost and expense, replace the existing window blinds in the Existing Premises with new building standard window blinds. Such work will be completed within one hundred twenty (120) days following the date of full execution and delivery of this Agreement. Lessee shall cooperate with Lessor during the performance of Lessor’s work, as necessary, to allow Lessor access to perform its work. Following the date of full execution and delivery of this Agreement, Lessor shall coordinate the performance of Lessor’s work with Lessee. Such work shall be performed during normal business hours and using Building Standard materials. Entry by Lessor and the performance of work by Lessor in the Existing Premises shall not entitle Lessee to any claim against Lessor for interruption of business or to any abatement in rent and shall not constitute a constructive or partial eviction. Lessor shall use commercially reasonable efforts to minimize interference with the conduct of business by Lessee in the Existing Premises in performing said work.

3.5

Lessee, at its sole cost and expense, shall perform improvement work to the Premises in accordance with Exhibit B attached hereto and made a part hereof. Notwithstanding anything herein or in the Lease to the contrary, Lessor shall provide Lessee with a tenant improvement allowance of TWO MILLION TWO HUNDRED FIFTY ONE THOUSAND TWO HUNDRED FIFTY AND 00/100 DOLLARS ($2,251,250.00) (“Lessor’s Construction Allowance”). ONE MILLION THREE HUNDRED FIFTY THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($1,350,750.00) of Lessor’s Construction Allowance may be used by Lessee for soft costs and furniture, fixtures and equipment (“Non-Construction Costs”). Lessor’s Construction Allowance shall be paid to Lessee pursuant to Exhibit B.

3.6	Commencing on July 1, 2018, the following shall be effective:
a.	The Fixed Basic Rent applicable to the Existing Premises shall be as follows and Paragraph 10 of the Preamble shall be deemed amended accordingly:

Period	Yearly Rate	Monthly Installment	Annual Rate Per Rentable Sq. Ft.
July 1, 2018 through September 30, 2020	$2,206,225.00	$183,852.08	$24.50
October 1, 2020 through September 30, 2021	$2,250,349.50	$187,529.13	$24.99
October 1, 2021 through September 30, 2022	$2,295,356.49	$191,279.71	$25.49
October 1, 2022 through September 30, 2023	$2,341,263.62	$195,105.30	$26.00
October 1, 2023 through September 30, 2024	$2,388,088.89	$199,007.41	$26.52
October 1, 2024 through September 30, 2025	$2,435,850.67	$202,987.56	$27.05
October 1, 2025 through September 30, 2026	$2,484,567.68	$207,047.31	$27.59
October 1, 2026 through September 30, 2027	$2,534,259.04	$211,188.25	$28.14
October 1, 2027 through September 30, 2028	$2,584,944.22	$215,412.02	$28.71
October 1, 2028 through September 30, 2029	$2,636,643.10	$219,720.26	$29.28
October 1, 2029 through June 30, 2030	$2,689,375.96	$224,114.66	$29.87

Notwithstanding the foregoing, provided that the Lease is in full force and effect and Lessee is not in material default thereunder, Lessee shall have no obligation to pay the Monthly Installments of Fixed Basic Rent applicable to the Existing Premises for the first fifteen (15) full calendar months of the Extension Term (i.e. July 1, 2018 through and including

September 30, 2019). The Rent Commencement Date applicable to the Existing Premises for the Extension Term shall be October 1, 2019.

b.

Commencing July 1, 2018, Lessee shall pay Lessor, as Additional Rent, Lessee’s Percentage (25.84%) applicable to the Existing Premises of the increased cost to Lessor for each of the categories set forth in Article 23 Additional Rent of the Lease over the Base Period Costs set forth below. Notwithstanding the foregoing, Lessee shall have no obligation to pay Lessee’s Percentage of the increased cost to Lessor over the Base Period Costs set forth below for the first twelve (12) months of the Extension Term (i.e. July 1, 2018 through and including June 30, 2019).

c.

The Base Period Costs shall remain unchanged through June 30, 2018.  As of July 1, 2018, the Base Period Costs applicable to the Existing Premises shall be based on a calendar year (as opposed to a fiscal year) and shall be as follows and Paragraph 2 of the Preamble to the Lease shall be deemed amended accordingly:

(A)	Base Operating Costs: Those Operating Costs incurred for the Building and Office Building Area during the Calendar Year 2018.
(B)	Base Real Estate Taxes: Those Real Estate Taxes incurred for the Building and Office Building Area during Calendar Year 2018.
(C)	Base Utility and Energy Costs: Those Utility and Energy Costs incurred for the Building and Office Building Area during Calendar Year 2018.
d.	Lessee shall continue to pay the cost of electricity pursuant to Article 22 Building Standard Office Electrical Service of the Lease.
e.

Parking Spaces as defined in Paragraph 14 of the Preamble to the Lease shall be decreased by a total of thirty-three (33) parking spaces, of which twenty-six (26) shall be unassigned and seven (7) shall be assigned.

3.7

Effective July 1, 2018, clause f (Books and Reports) of Article 23 (Additional Rent) of the Lease shall be amended by deleting all references therein to “Certified Public Accounting firm” and inserting, in lieu thereof, “Certified Public Accounting firm or other reputable firm with expertise in the apportionment of common area charges by commercial landlords.”

3.8	Effective July 1, 2018, Article 51 After Hours Use of the Lease shall be amended, as follows:
(i)

The references therein to “FORTY FIVE AND 00/100 DOLLARS ($45.00) per hour per zone for air conditioning service and THIRTY AND 00/100 DOLLARS ($30.00) per hour per zone for heating services” shall be deleted and replaced by “FIFTY AND 00/100 DOLLARS ($50.00) per hour per zone for air conditioning service and THIRTY FIVE AND 00/100 DOLLARS ($35.00) per hour per zone for heating services.”

(ii)

The reference to “SEVENTY FIVE AND 00/100 DOLLARS ($75.00) per hour in the aggregate for air conditioning service (regardless of the number of zones used) and “FORTY EIGHT AND 00/100 DOLLARS ($48.00) per hour in the aggregate for heating services (regardless of the number of zones used)” shall be deleted and replaced by “EIGHTY AND 00/100 DOLLARS($80.00) per hour in the aggregate for air conditioning service (regardless of the number of zones used) and “FIFTY THREE AND 00/100 DOLLARS ($53.00) per hour in the aggregate for heating services (regardless of the number of zones used).”

(iii)

Notwithstanding anything in Article 51 to the contrary, the aforesaid hourly charges for after hours air conditioning and heating services shall not be subject to increase based upon the percentage increase of the utility rates and other component costs of providing such services over the Base Rate.

3.9

Lessee does hereby agree to surrender and vacate the Expansion Premises (hereinafter, the “Surrender Premises”) in the condition called for in the Lease and to pay Fixed Basic Rent and Additional Rent applicable to the Surrender Premises, as provided for in the Lease, until June 30, 2018 (the “Surrender Date”).  However, if Tenant has not vacated the Surrender Premises by the Surrender Date, Tenant shall become a tenant from month to month in the Surrender Premises under the provisions provided in Article 25 Holdover Tenancy of the Lease.

3.10

Lessee, at its sole cost and expense, shall perform all work necessary to separate the Surrender Premises from the balance of the fourth floor of the Building including, without limitation, removal of all low voltage wiring and demising the Surrender Premises from the balance of the fourth floor in accordance with all applicable code requirements and using Building standard methods and materials (all such work shall be referred to as “Demising Work”); provided that Lessor shall at its own cost and expense separate the electric, HVAC, fire and life safety systems of the Surrender Premises from the balance of the fourth floor.  Tenant shall complete the Demising Work by the Surrender Date. If the Demising Work has not been substantially completed by the date falling thirty (30) days after the Surrender Date (time being of the essence), then, provided Lessor has given Lessee a written notice referencing this Section and Lessee fails to substantially complete the Demising Work within ten (10) days after Lessee receives such written notice, Lessor, may perform such Demising Work at Lessee’s expense and such costs shall, at Lessor’s option, be deducted from any unused Lessor’s Construction Allowance or payable as Additional Rent.

3.11

Lessee shall continue to have the option to renew the Lease pursuant to Rider A (Option to Extend) of the Lease (as amended in Section 3.10 of the Tenth Amendment), mutatis mutandis; provided, however, Paragraph (c) of Rider A (Option to Extend) is hereby further amended to read in its entirety as follows:

“If Lessee exercises its option for the Extension Term, the Fixed Basic Rent during the Extension Term shall be the fair market rent for the Premises, as hereinafter defined”.

3.12

Lessee shall continue to have the right of first offer pursuant to Rider B (Right of First Offer) of the Lease; provided, however, the first sentence of Rider B (Right of First Offer) is hereby amended to read in its entirety as follows:

“Subject to the provisions of this Rider B, Lessee shall have the option to lease from Lessor the Surrender Space on the fourth floor after the initial leasing of such Surrender Space to a third party after the Surrender Date (hereinafter, “Additional Space”) at the expiration of the existing space lease(s) for such Additional Space (or after initial leasing of such Surrender Space, subject to the existing rights of any other current tenant(s) (or its (their) successor(s) in interest) to with respect to such Additional Space”.

3.13

(a) So long as Lessee is in occupancy of at least fifty percent (50%) of the Premises, Lessee, at its sole cost and expense, may install and maintain one (1) exterior building sign on the exterior façade the Building, provided that the design, construction and location of such signage shall be subject to Lessor’s approval, which shall not be unreasonably withheld, conditioned or delayed, and  provided further, that: (1) such signage is not prohibited by any applicable code, ordinance, statute, rule or regulation or by any action or rule of any landmark commission having jurisdiction, which prohibition Lessor represents and warrants it has no knowledge of, and (2) all consents necessary from all governmental authorities and landmark commissions having jurisdiction, if any, are reasonably obtainable and are first obtained by Lessee, at its sole cost, but Lessor agrees to cooperate with Lessee in obtaining any such consent, provided that Lessor shall have no obligation to incur any out-of-pocket expense in connection therewith unless Lessee agrees to promptly reimburse Lessor for such expense.  Such signage on the Building shall be non-exclusive to Lessee and Lessor shall have the right to install or permit other tenants or third-party to install signage on the exterior façade of the Building.

(b)

Lessee will bear the costs associated with creating, designing, manufacturing, and installing the signage set forth in Section (a) above. Lessee shall otherwise insure and maintain the signage to Lessor’s reasonable satisfaction.

(c)

Upon termination or expiration of this Lease or of Lessee's right to possession of the Premises, or upon the failure of Lessee to occupy at least fifty percent (50%) of the Premises, if Lessor desires that the exterior signage set forth in Section (a) above be removed, then Lessee shall, at Lessee's sole expense, remove such signage and restore and repair all parts of the Building affected by the installation or removal of said signage, to the condition existing prior to its installation, reasonable wear and tear, and damage by fire or other casualty, excepted.

3.14

Lessor shall, at its sole cost and expense, perform base building work on the first and third floors of the Building and the outside area of the Building, as described on Exhibit C Base Building Work, attached hereto (collectively, the “Base Building Work”). Lessor shall apply for permits for said Base Building Work (to the extent necessary) and covenants and agrees to complete said Base Building Work within one (1) year from the date of issuance of permits for the Base Building Work.

3.15	Lessor’s addresses for the purpose of Article 44 Notices of the Lease shall be as follows:

If to Lessor: c/o Mack-Cali Realty Corporation

Harborside 3

210 Hudson Street, Suite 400

Jersey City, NJ 07311

Attention: Chief Executive Officer

With copies to: c/o Mack-Cali Realty Corporation

Harborside 3

210 Hudson Street, Suite 400

Jersey City, NJ 07311

Attention: General Counsel

3.16

Each of Lessor and Lessee represent and warrant to the other that no broker brought about this transaction, other than Cresa New Jersey, and each agrees to indemnify and hold the other harmless from any and all claims of any other broker claiming to have dealt with such party, arising out of or in connection with negotiations of, or entering into of, this Agreement.

3.17

Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof.

3.18	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
3.19

Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement.  Lessee expressly agrees that if the signature of Lessor and/or Lessee on this Agreement is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-onpaper original wet signature penned manually by its signatory.

IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR MACK-CALI REALTY, L.P.		LESSEE MOVADO GROUP, INC.

By:	Mack-Cali Realty Corporation, its general partner

By:	/s/ Christopher DeLorenzo	By:	/s/ Mitchell Sussis
	Christopher M. DeLorenzo		Name: Mitchell Sussis
	Executive Vice President of Leasing		Title: Senior VP

EXHIBIT A

Exhibit A – Page 1

EXHIBIT B

LESSEE’S WORK AND ALTERATIONS

Lessee may make the alterations required for Lessee’s use of the Premises (hereinafter the “Work”) subject to the following:

a.

Lessee, at its sole cost and expense, shall prepare and submit to Lessor, for Lessor’s and governmental approval, the following descriptive information, detailed architectural and engineering drawings and specifications (hereinafter the “Plans”) for the Work.  The Plans shall be as complete and finished as required to completely describe the Work and shall include, but not be limited to, the following:

i.	Demolition Plans depicting all existing conditions to be removed, abandoned or cut patched.
ii.	Architectural floor plans depicting partition locations and types; door location, size, and hardware types.
iii.	Structural plans, if required, depicting new structural components and their connections to existing elements.
iv.	Electrical plans depicting any new and existing electrical wiring, devices, fixtures and equipment.
v.	Mechanical plans depicting any new plumbing, piping, heating, ventilating, air conditioning equipment, and duct work and its connections to existing elements.
vi.	Life Safety System plans depicting all new or altered alarm system fixtures, devices, detectors and wiring within the Premises and their connection to existing systems.
vii.	Coordinated reflected ceiling plan showing ceiling systems and materials and all of the above items and their proximity to one another.
viii.	Finish plans showing locations and types of all interior finishes with a schedule of all proposed materials and manufacturers.

The Plans shall provide for all systems and construction components complying with the requirements of all governmental authorities and insurance bodies having jurisdiction over the Building.

b.

The Plans for the Work are subject to Lessor’s prior written approval which shall not be unreasonably withheld, provided, however, that Lessor may in any event disapprove the Plans if they are incomplete, inadequate or inconsistent with the terms of the Lease or with the quality and architecture of the Building.  Lessor agrees to approve or disapprove the Plans within three (3) business days of receipt of same (the “Lessor’s Approval Period”) and if not disapproved within Lessor’s Approval Period and after one (1) business day’s notice from Lessee notifying Lessor of such failure to disapprove then the plans shall be deemed approved.  If Lessor disapproves the Plans or any portion thereof, Lessor shall promptly notify Lessee thereof and of the revisions which Lessor reasonably requires in order to obtain Lessor’s approval.  Lessee shall, at its sole cost and expense, submit the Plans, in such form as may be necessary, with the appropriate governmental agencies for obtaining required permits and certificates.  Any changes required by any governmental agency affecting the Work or the Plans shall be complied with by Lessee in completing said Work at Lessee’s sole cost and expense.  Lessee shall submit completed Plans to Lessor simultaneously with Lessee’s submission of said plans to the local building department.

2.	Lessor shall permit Lessee to solicit competitive pricing and select its own general and/or individual subcontractors to perform the Work in its sole cost subject to the following:
a.	All general contractors shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld.
b.	Intentionally omitted.

Exhibit B – Page 1

c.

Lessee shall be permitted to use the same team of architects and contractors who built Lessee’s current office space on the third floor of the Building or any other architects and contractors selected by Lessee and approved by Lessor in its reasonable discretion.

d.

Lessee shall use the Base Building Sub-Contractors and their respective trades as set forth in Paragraph 7 below or any other sub-contractors and trades selected by Lessee and approved by Lessor in its reasonable discretion.

e.	Lessee notifies Lessor in writing of Lessee’s selection of general and subcontractors.
f.	All costs associated with the bidding process soliciting competitive pricing will be at the sole cost and expense of the Lessee.
3.	Intentionally omitted.
4.

If Lessee elects to engage another general contractor, or individual sub-contractors, Lessee shall, at its sole cost and expense, complete the Work.  Lessee shall complete such Work through its own contractors in accordance with the following terms and conditions:

a.

Lessee’s workmen and mechanics shall work in harmony and not interfere with the labor employed by Lessor, Lessor’s mechanics or contractors or by any other Lessee or their mechanic or contractors, if any.  If at any time Lessee and/or its contractors cause disharmony or interference with the operation of the Building, Lessor shall give fortyeight (48) hours written notice to Lessee and Lessee shall promptly resolve any dispute so that the tenor of the construction process and the operation of the Building is returned to that which existed prior to Lessor’s notice.  Such entry by Lessee’s contractors shall be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease.

b.

Prior to the commencement of the Work, Lessee shall provide Lessor with evidence of Lessee’s contractors and sub-contractors carrying such worker’s compensation, general liability, personal and property insurance required by law and in amounts no less than the amounts set forth in Paragraph 8 herein.  Lessor shall not be liable in any way for any injury, loss or damage which may occur to any portion of the Work, Lessee’s decorations, or installments so made, the same being solely at Lessee’s risk.

c.

All proposed Building System work, including the preparation of the plans and specifications identified herein, shall be approved by Lessor’s engineers (the “Engineering Review”), such approval not to be unreasonably withheld, and the reasonable cost thereof shall be Lessee’s responsibility.

d.

Lessor shall afford Lessee and its contractors the opportunity to use the Building facilities in order to enable Lessee and its contractors to perform the Work, provided however, that Lessee and its contractors shall remain responsible for the scheduling and transportation of materials and equipment used in the performance of such work.  Lessee shall give Lessor adequate prior notice with regard to the scheduling and transportation of materials in and out of the Building.  Lessor shall furnish, at Lessor’s expense, water, electricity, heat and ventilation during the performance of the Work during regular construction trade hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, exclusive of trade holidays. Scavenger service shall be provided by Lessor at Lessee’s expense.

e.

If Lessor has reasonable basis to claim that  the plans or work to be installed or installed by Lessee and its sub-contractors is deficient or may cause harm to the Premises, Building or other tenants of the Building or is otherwise inconsistent with the terms of the Lease and further provided Lessor does not have the required in-house expertise to review or inspect such work then Lessor may require inspections to be made by Lessor’s Base Building Sub-Contractors and Lessee shall reimburse Lessor for those actual out of pocket expenses (the “Inspection Fees”).

f.

Lessee shall be responsible for all cleaning and removal of debris necessitated by the performance of the Work.  If Lessee fails to provide such cleaning and removal, the same may be performed by Lessor on Lessee’s behalf (except if the debris is only located within the Premises, Lessor shall give Lessee three (3) days notice prior to performing such work) and Lessee will pay Lessor an amount equal to the contractor’s charge therefor.

g.	Neither the outside appearance nor the strength of the Building or of any of its structural parts shall be affected by the Work.

Exhibit B– Page 2

h.

The proper functioning of any of the Building Systems shall not be adversely affected or the usage of such systems by Lessee shall not be materially increased above the projected usage of such systems indicated by the current plans and specifications of the Building.

i.	Lessee and its general and sub-contractors shall be bound by and observe all of the conditions and covenants contained in the Lease and this Exhibit B.
j.

Lessor shall designate a “Project Manager” as its representative in the Building who shall be responsible for coordination and supervision of the Work as it pertains to the daily operation of the Building.  The Project Manager and his subordinates shall be granted access to the Premises at all times during the construction period.

5.

Any part of the Work other than Lessee’s trade fixtures and equipment within the Premises shall become the property of the Lessor upon installation.  Furthermore, with respect to any material and installation which is part of the Work, pursuant to Article 5 of the Lease, Lessee shall not be entitled to remove (unless replaced with equivalent property), pledge or sell same unless otherwise agreed to in writing by Lessor and Lessee.  No refund, credit, or removal of said items shall be permitted at the termination of the Lease.  Items installed that are not integrated in any such way with other common building materials do not fall under this Paragraph 5 (Example: shelving, furniture, trade fixtures equipment).

6.

Lessor shall provide a cash contribution of up to TWO MILLION TWO HUNDRED FIFTY ONE THOUSAND TWO HUNDRED FIFTY AND 00/100 DOLLARS ($2,251,250.00) (“Lessor’s Construction Allowance”) for payment of the costs associated with the completion of The Work; provided that reimbursement for Non-Construction Costs shall not in the aggregate exceed the sum of ONE MILLION THREE HUNDRED FIFTY THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($1,350,750.00). Lessor’s Construction Allowance shall be payable by progress payments to Lessee on a monthly basis, for the work performed to date and/or for materials delivered to the Premises during the previous month, less a retainage ("Retainage") of ten percent (10%) of that portion of each progress payment relating to construction work in respect of any project for which a Certificate of Occupancy is required (each, a “Construction Project”).  Such progress payments shall be made within fifteen (15) days next following Lessor’s receipt of Lessee’s requisition and compliance by Lessee of the Payment Conditions (as hereinafter defined).  For purposes of this paragraph, “Payment Conditions” in respect of any progress payment related to a Construction Project shall mean: (i) a requisition signed by an officer of Lessee, which requisition shall set forth the names of each contractor and subcontractor to whom payment is due and the amount thereof; (ii) copies of partial waivers of lien from all contractors, subcontractors and materialman associated with such Work; and  (iii) a written certification from Lessee certifying that, after giving effect to such progress payment, the total progress payments for both Construction Projects and NonConstruction Costs does not exceed $2,251,250 minus the accumulated Retainage. For purposes of this paragraph, “Payment Conditions” in respect of any progress payment for NonConstruction Costs shall mean: (i) copies of paid invoices for the applicable soft costs, furniture, fixtures and/or equipment; and (ii) a written certification from Lessee certifying that, after giving effect to such progress payment, the total progress payments for Non-Construction Costs does not exceed $1,350,750. The final payment, including the Retainage, of Lessor’s Construction Allowance shall be payable upon substantial completion of one hundred (100%) of the Work and within fifteen (15) days of Lessor’s receipt of the following:

a.	Copy of the Certificate of Occupancy (temporary and permanent) issued by the local construction official;
b.	AIA Document G704, Certificate of substantial completion issued and signed by Lessee’s Architect;
c.	Release of Lien statements from the general and all sub-contractors associated with the Work;
d.	A set of reproducible drawings of the Plans and a “CAD” file (in .DWG or .DXF format) of the “As-Built” Plans;
e.	Lessee has paid all sums due and owing Lessor under the Lease and this Exhibit B; and
f.	Copies of paid invoices evidencing the cost of the Work.

Exhibit B– Page 3

7.	The Base Building Sub-Contractors are:

Fire Sprinkler Contractor

“To be provided by Lessor upon request from Lessee.”

Electrical Contractor

“To be provided by Lessor upon request from Lessee.”

Plumbing Contractor

“To be provided by Lessor upon request from Lessee.”

HVAC Contractor

“To be provided by Lessor upon request from Lessee.”

8.	Lessee’s Contractor’s Insurance:
a.

The Lessee shall require any and all contractors of the Lessee performing work on or about the Premises to obtain and/or maintain specific insurance coverage for events which could occur while operations are being performed and which could occur after the completion of the work.  The insurance coverage of the contractor shall be at least equal to the coverage required by Article 30 of the Lease and the contractor shall name Lessor and, if requested, Mortgagee as additional insureds on all policies of liability insurance.

b.

The contractor shall purchase and maintain such insurance as will protect itself and Lessor and Lessee from claims set forth below which may arise out of or result from its operations under the contract and after contract completion with Lessee, whether such operations are performed by the contractor or by any subcontractor or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable.  The insurance coverage shall include but not be limited to protection for:

i.	Claims under Workers or Workmens Compensation, Disability Benefits, and other Employee Benefit Acts;
ii.	Claims for damages because of bodily injury, occupational sickness, disease or death of its employees;
iii.	Claims for damages because of bodily injury, sickness, disease, or death of any person other than its employees;
iv.

Claims for damages insured by the usual personal injury liability coverages which are sustained by (i) any person as a result of an offense directly or indirectly related to the employment of such person by the contractor, or (ii) by any other person;

v.	Claims for damages, other than to the work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;
vi.	Claims for damages because of bodily injury or death of any person and/or property damage arising out of the ownership, maintenance, or use of any motor vehicle; and
vii.

To the extent typical in the industry, Claims arising out of the contractor’s work which include the foregoing, but not limited thereto, which may occur while operations are being performed and claims arising out of the contractor’s work which may occur after operations are completed.

c.	Lessee shall secure evidence of Lessee’s contractor’s insurance coverage adequate to protect Lessor and Lessee.
d.

The contract between the Lessee and its contractor shall require that the Lessee’s contractor hold the Lessor harmless in a form and manner substantially equivalent to the indemnity agreement in Article 33, “Indemnification” of the Lease agreement.

e.

Lessee shall cause to be executed a waiver of all subrogation rights their contractors have or may have against Lessor and any Mortgagee involved in the Premises in any way, for damages caused by fire or other perils so insured.

-END-

Exhibit B– Page 4

EXHIBIT C

BASE BUILDING WORK

First Floor Common Areas

1.	Lessor shall install building standard directional signage in the South Lobby directing visitors to the North Lobby for Movado’s main entrance.
2.	Lessor shall perform the following renovations on the Common Areas of the first floor of the Building:

Floors:

Replace all carpet with: Broadloom - 36oz. Atlas Carpet / Interloop, Microwave /Patterned Loop carpet.

Walls:

Replace all existing vinyl wall covering with:  Wolf Gordon Type II Wallcovering Paint all previously painted surfaces with:  Benjamin Moore ProMar 200 Zero

Ceilings / Lighting:

2’x4’ LED basket fixtures and square or circular downlighting to replace existing fixtures in order to achieve a 200 lumen minimum for lobbies and common hallways.

3.	All Common Area bathrooms on the first (1st) floor to be renovated as follows:

Floors:

Tile - Porcelain Ceramic Tile / Custom Installation

Walls:

Porcelain Ceramic Tile installed at wet walls and lavatories.

Vinyl Wall Covering Wolf Gordon Type II Vinyl Wallcovcring on all other walls

Accessories:

Partitions – Hadrian powder coated Steel Partitions

Countertops – Quartz Top

Sinks / Faucets – Kohler Verticyl Square Sink w/ Sloan Sensor Activated ESD faucet

Toilets / Flush Valves – Motion Sensor / American Standard
Urinals / Flush Valves – Motion Sensor / American Standard

Accessories – Dispensers / Receptacles – ASI Specialist: hands free soap dispensers and paper towel dispensers.

All work in this section 3 shall be performed in accordance with all applicable code requirements, including but not limited to those relating to the Americans with Disabilities Act of 1990 as amended.

4.	Elevators shall be reviewed by Lessor’s consultant to ensure their proper function.
5.	Lessor shall use reasonable efforts to have a third party install and maintain during the Term of the Lease, an ATM in an area on the first floor of the Building as designated by Lessor.

Outside Areas:

1.Lessor shall supply and install 5 picnic table with seating in an area designated by Lessor.

2.Lessor shall fill and seal the portion of the east lot, where Lessee’s reserved parking is currently located, in order to minimize ponding. Should Lessor not remedy this condition to Lessee’s reasonable satisfaction, Lessee’s reserved parking shall be relocated to a mutually acceptable location or locations.

3.Lessor shall make reasonable efforts minimize flooding in north parking by inspecting the retention basin into which the storm sewer drains, and removing any debris or other blockages. Lessor shall request that the Paramus DPW inspect and remove any debris or other blockages in the Sprout Brook stream running adjacent to the Property.

4.Lessor shall to modify the fountains to reduced the height of its spray to no more than 4-5’ high.

5.Lessor shall repair and refinish the small bridge walkway to eastern lot.

6.Lessor shall replace any damaged or missing plants on the Property with like materials.

Exhibit C– Page 1

Third floor of the Building:

1.	Lessor shall perform the following renovations to the Common Area hallways on the third floor of the Building:

Floors:

Replace all carpet with: Broadloom – 36oz. Atlas Carpet / Interloop, Microwave / Patterned Loop carpet (Budget of $40 per square yard). Installation, pattern, and color shall be selected and approved by Movado’s Architect. Movado's Architect may substitute the aforementioned manufacturer provided the newly specified material does not increase costs related thereto. Carpet wall base.

Walls:

Replace all existing vinyl wall covering with: woven wallcovering (budget $40 per linear yard) Paint all previously painted surfaces with: Benjamin Moore ProMar 200 Zero Installation, pattern, and color shall be selected and approved by Movado’s Architect. Movado’s Architect may substitute the aforementioned manufacturer provided the newly specified material does not increase costs related thereto. Paint all previously painted surfaces with: Benjamin Moore ProMar 200 Zero

Ceilings / Lighting:

2’x4’ LED basket fixtures and square or circular downlighting to replace existing fixtures Replace all ceiling tiles with Armstrong Ceiling Tile – Cirrus Second Look II (existing grid to remain). Movado’s Architect may substitute the aforementioned manufacturer provided the newly specified material does not increase costs related thereto. 2X2 square downlight. Ceiling grid to be painted if required.

2.	All bathrooms on the third (3[r]d) floor to be renovated as follows:

Floors:

Tile - Porcelain Ceramic Tile / Custom Installation with Movado approval as to the color and installation pattern. (budget: $7.00 per square foot for the tiles)

Walls:

Porcelain Ceramic Tile installed at wet walls and lavatories.

Vinyl Wall Covering with: Wolf Gordon Type II Wallcovering Installation, pattern, and color shall be selected and approved by Movado’s Architect. Movado’s Architect may substitute the aforementioned manufacturer provided the newly specified material does not increase costs related thereto. (budget: $7.00 per sq ft for tiles and $40 per linear yard for the Wall covering).

Accessories:

Partitions – Hadrian powder coated Steel Partitions

Countertops - Quartz Top

Sinks /Faucets - Kohler Verticyl Square Sink w/ Sloan Sensor Activated ESD faucet

Toilets / Flush Valves – Motion Sensor / American Standard

Urinals / Flush Valves– Motion Sensor / American Standard

Accessories – Dispensers / Receptacles – ASI Specialties hands free soap dispensers and paper towel

Ceilings / Lighting:

2’x4’ LED basket fixtures and square or circular downlighting to replace existing fixtures (existing light-cove to remain) in order to achieve a 200 lumen minimum for lobbies and common hallways.

Replace all ceiling tiles with Armstrong Ceiling Tile – Cirrus (existing grid to remain).

Installation, pattern, and color for this section 2 shall be selected and approved by Movado’s Architect. Movado’s Architect may substitute the aforementioned manufacturers provided the newly specified materials specified do not increase costs related thereto.

3.	Lessor shall balance and inspect of all moduline boxes within the Premises to ensure their proper functioning. Any moduline boxes that are not functioning shall be replaced or repaired.
4.	Install four (4) fan powered VAV boxes with reheat elements in the 3rd floor executive and HR.
5.	Replacement of Blinds:

At Tenant’s option Landlord at its expense shall install one of the following per the terms of this Agreement:

Mecho M5 in Soho fabric -3% openness

Exhibit C– Page 2